UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (date of earliest event reported): March 6, 2013

MIMEDX GROUP, INC.

(Exact name of registrant as specified in charter)

Florida	000-52491	26-2792552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Chastain Center Blvd., Suite 60 Kennesaw, GA		30144
(Address of principal executive offices)		(Zip Code)

(678) 384-6720

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 and Item 5.01 Entry into Material Definitive Agreement; Compensatory Arrangements of Certain Officers.

(e) Entry into a Material Compensatory Plan; Amendment to Material Compensatory Plan

On March 6, 2013, the Company’s Board of Directors (the “Board”) adopted the 2013 Management Incentive Plan (the “MIP”), which provides for payment of cash bonuses to management personnel who meet the eligibility criteria, including all of the named executive officers. The Board also adopted the 2013 Operating Incentive Plan (the “OIP”), which provides for payment of cash bonuses to second tier, non-sales management personnel who meet the eligibility criteria. The named executive officers do not participate in the OIP.

The MIP provides for target base bonuses that are expressed as a percentage of each participant’s 2013 annual base compensation while in an eligible position. The target base bonus percentage for the Chairman and Chief Executive Officer (“CEO) and President and Chief Operating Officer (“COO”) is 55% of base salary and the target base bonus percentage for the Chief Financial Officer (“CFO”) is 40% of base salary. The range for other participants is 35% to 40%.

Bonuses are earned under the MIP based on the Company’s 2013 revenue performance and the Company’s consolidated 2013 Earnings Before Interest, Taxes, Depreciation and Share-Based Compensation (“Adjusted EBITDA”). Eighty percent of the base bonus is based on the Company’s 2013 revenue, and 20% is based on 2013 Adjusted EBITDA.

Under the MIP, the portion of the base bonus that is based on the Company’s 2013 revenue and the Company’s 2013 Adjusted EBITDA is earned on a sliding scale (ranging from 0-100%) established by the Board, depending on the Company’s 2013 revenue and the Company’s 2013 Adjusted EBITDA achieved provided that a minimum threshold established by the Board for 2013 Adjusted EBITDA is achieved.

If the Company’s 2013 revenue and/or the Company’s 2013 Adjusted EBITDA exceeds certain maximum thresholds established by the Board, participants may earn an excess bonus equal to up to the two times the amount of the base bonus earned by the participant. Payment of the bonuses under the MIP, if any, is expected to be made in March 2014.

A copy of the 2013 Management Incentive Plan and Operating Incentive Plan is attached hereto as Exhibit 10.1 and the above description is qualified in its entirety by reference to such Exhibit.

At its meeting on March 6, 2013, the Board also determined that due to management’s decision to invest in a new direct sales force for government accounts and associated infrastructure, a strategy that significantly increased the Company’s revenues for the year, the 2012 Adjusted EBITDA threshold for payment of bonuses under the original 2012 Management Incentive Plan (“2012 MIP”) had not been met. But for the investments, the members of management who met their individual performance goals would have earned not only their full base bonus, but an excess bonus as well. Accordingly, the Board determined to grant discretionary bonuses to the management team in the amount of the base bonuses they would have earned under the 2012 MIP had the 2012 Adjusted EBITDA target been achieved. Bonuses approved for Messrs. Petit, Taylor and Senken were $212,500, $180,000 and $100,000.

In addition, on Marcy 6, 2103, the Board approved an amendment to the Company’s Assumed 2006 Stock Incentive Plan (the “Plan”) to increase the number of authorized shares of common stock that may be issued pursuant to awards under the Plan from 16,500,000 shares to 22,500,000 shares. In addition, the Board approved an amendment to the Plan to provide that shareholder approval is required to approve any future increases in the number of authorized shares of common stock under the Plan. A copy of the amendment to the Plan is attached hereto as Exhibit 10.1 and the above description is qualified in its entirety by reference to such Exhibit.

On March 6, 2013, the Board of Directors approved an increase in the base salary of the Chairman and Chief Executive Officer to $480,000, the President and Chief Operating Officer to $395,000 and the Chief Financial Officer to $275,000, effective April 1, 2013. In addition, the Board of Directors granted 250,000, 165,000 and 75,000 options to purchase the Company’s Common Stock to Messrs. Petit, Taylor and Senken, respectively. The Board of Director further approved the issuance of 80,000, 55,000 and 25,000 shares of restricted stock under the Plan to Messrs. Petit, Taylor and Senken, respectively. The options and restricted shares vest over three (3) years.

Item 5.08 Shareholder Director Nominations

The Company’s annual meeting of shareholders will be held on May 9, 2013, at a time and place to be announced at a later date. Shareholder proposals intended for inclusion in our proxy statement relating to the 2013 annual meeting of shareholders must be received at the Company’s offices (addressed to the attention of the Corporate Secretary) not later than March 22, 2013. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission. The submission by a shareholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1	MiMedx Group, Inc., 2013 Management Incentive Plan (MIP) and Operating Incentive Plan (OIP)

10.2	2013 Amendment to Assumed 2006 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Dated: March 12, 2013	By:	/s/: Michael J. Senken
Michael J. Senken, Chief Financial Officer

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